EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors TPT Global Tech, Inc.

As independent registered public accountants, we hereby consent to the use of our report dated April 14, 2022, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to the financial statements of TPT Global Tech, Inc. as of and for the years ended December 31, 2021 and 2020, in its registration statement on Form S-1 Amendment #2 relating to the registration of 596,744,998 shares of common stock. We also consent to the refence to our firm under the heading “Experts” in this registration statement.

/s/ Sadler, Gibb & Associates, LLC

Salt Lake City, UT

May 6, 2022